Name of Registrant:
Franklin Mutual Recovery Fund


File No. 811-21306


Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders


The Special Meeting of Shareholders of Franklin Mutual Recovery Fund
 (the "Fund") was held at One Franklin Parkway, San Mateo, California 94403-1906, on August 7, 2015. The purposes of the meeting was to approve an Agreement and Plan Reorganization between the Fund and Franklin Mutual Series Fund, on behalf of Franklin Mutual Quest Fund (Quest Fund), that provides for the reorganization of the Fund from a closed-end investment company operating as an interval fund into an open-end investment company through: (i) the acquisition of substantially all of the assets of the Fund by the Quest Fund, (ii) the distribution of such shares to the shareholders of the Fund, and (iii) the complete liquidation and dissolution of the Fund. No other business was transacted at the meeting.


The results of the voting at the Special Meeting of Shareholder are as follows:


Proposal:


	  Shares Voted 	  % of Outstanding Shares	% of Shares Present
								and Voting
For	  2,151,039.047		 52.179%			95.862%
Against	     46,731.422		  1.134%		         2.083%
Abstain	     46,119.992		  1.119%		         2.055%
Total	  2,243,890.461		 54.432%			100.00%